
                                                                                       Exhibit 11

                                         TECO ENERGY, INC.
                             COMPUTATIONS OF EARNINGS PER COMMON SHARE

Three months ended March 31,               1995                          1994
                                  Primary      Fully Diluted     Primary     Fully Diluted
                                  Earnings        Earnings       Earnings       Earnings


Net income (000)                 $    36,504    $    36,504    $    33,602    $    33,602

Common shares outstanding
  at beginning of period         116,199,423    116,199,423    115,621,008    115,621,008
Dividend reinvestment and
 common stock purchase plan:
  Shares issued                       56,944         56,944         61,344         61,344
Stock option plans:
  Options exercised                   10,036         10,036          7,800          7,800
  Shares under option at
   end of period                                  2,063,372                     1,703,072
Treasury shares which could
  be purchased                                   (1,809,884)                   (1,489,618)
Avg. no. of shares outstanding   116,266,403    116,519,891    115,690,152    115,903,606

Earnings per share               $      0.31    $      0.31    $      0.29    $      0.29
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